Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of PokerTek, Inc. of our report dated March 26, 2007, included in the PokerTek, Inc. Annual Report on Form 10-K for the year ended December 31, 2006, on the balance sheets of PokerTek, Inc. as of December 31, 2006 and December 31, 2005, and the related statements of operations, shareholder's equity (deficit) and cash flows for the years ended December 31, 2006, December 31, 2005 and December 31, 2004.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Charlotte, North Carolina
June 26, 2007